Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-162211, 333-65581 and 002-82253 on Forms S-3 and Registration Statement Nos. 333-60370, 333-60376, 333-60378, 333-60384, 333-38743, 333-38763, 333-28385, 333-28381, 333-77011, 333-143088, 333-143089 and 333-159160 on Forms S-8 of Cincinnati Bell Inc. and subsidiaries (the “Company”) of our reports dated February 25, 2010, relating to the financial statements and financial statement schedule of the Company and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2009.

/s/ Deloitte & Touche LLP

Cincinnati, Ohio

February 25, 2010